AZZAD FUNDS

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (the “Agreement”) is made as of the 15th of August 2023, by and among AZZAD FUNDS (the “Trust”) and AZZAD ASSET MANAGEMENT, INC. (“AAM”), the

Trust’s investment adviser.

WITNESSETH THAT:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has registered the Trust’s shares of common stock under the Securities Act of 1933, as amended (the “1933 Act”) in one or more distinct series of shares (The “Fund or Funds”); and

WHEREAS, the Trust and AAM desire to enter into this Agreement pursuant to which AAM will provide administrative services to the Fund, as may be amended from time to time, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and AAM, intending to be legally bound hereby, agree as follows:

1.

Appointment of AAM as Administrator. The Trust hereby appoints AAM to perform the services described in this Agreement for the Fund, and AAM hereby accepts such appointment. AAM shall act under such appointment pursuant to the terms and conditions hereinafter set forth.

2.

Trust Documents. The Trust has provided to AAM properly certified or authenticated copies of the following Trust related documents in effect on the date hereof: the Trust’s organizational documents, including Articles of Incorporation and By-Laws; the Trust’s Registration Statement on Form N-lA, including all exhibits thereto; the Fund’s Prospectuses and Statement of Additional Information; all contracts with the Trust’s investment adviser, transfer agent/shareholder servicing agent, distributor, accounting services agent and custodian; if applicable, notice filed with or granted by the Commodity Futures Trading Commission relating to the Trust’s status as a commodity pool operator; and resolutions of the Trust’s Board of Trustees authorizing the appointment of AAM and approving this Agreement (members of the Board of Trustees being referred to herein as “Trustees”). The Trust shall promptly provide to AAM copies, properly certified or authenticated, of all additions, amendments or supplements to the foregoing, if any.

3.

Administrative Services. Subject to the direction and control of the Board of Trustees of the Trust and to the extent not otherwise the responsibility of, or provided by, the Trust or other agents of the Trust, AAM shall provide the administrative services set forth on Schedule B hereto. The Trust and AAM shall provide, and shall cause the Trust’s custodian, transfer agent/shareholder servicing agent, distributor, accounting services agent, legal counsel and independent public accountants to cooperate with AAM and to provide it with, such information, documents and advice as AAM may reasonably request in order to enable AAM to perform its duties hereunder. AAM shall provide office space, facilities, equipment and personnel necessary to perform its obligations under this Agreement.

4.

Allocation of Expenses. AAM shall bear all costs and expenses associated with its obligation to provide the office space, facilities, equipment and personnel necessary to perform its duties under this Agreement, including compensation of officers of the Trust who are affiliated persons of AAM (if applicable). The Trust shall pay all its expenses other than those expressly stated to be payable by AAM hereunder, which expenses payable by the Trust shall include, without limitation: organizational expenses; fees and expenses payable to the Trust’s investment adviser, custodian, transfer agent/shareholder servicing agent, distributor, accounting services agent, legal counsel and independent public accountants; all documented out-of-pocket expenses incurred by AAM in connection with the provision of administrative services hereunder; the cost of obtaining quotations for calculating the value of the assets of the Fund; taxes levied against the Trust or the Fund; brokerage fees, mark-ups and commissions in connection with the purchase and sale of Fund securities; costs, including the interest expense, of borrowing money; costs and/or fees incident to holding meetings of the Board of Trustees and shareholders; costs and/or fees related to preparation (including typesetting and printing charges) and mailing of copies of the Fund’s Prospectuses, Statements of Additional Information, reports and proxy materials to the existing shareholders of the Fund and filing of reports with regulatory bodies; costs and/or fees related to maintenance of the Trust’s existence; costs and/or fees of initial and on-going registration of shares with Federal and state securities authorities; costs of printing share certificates representing shares of the Fund; fees payable to, and expenses of, Trustees who are not “interested persons” of the Trust; premiums payable on the fidelity bond required by Section 17(g) of the 1940 Act, and any other premiums payable on insurance policies related to the Trust’s business and the investment activities of the Fund; fees, voluntary assessments and other expenses incurred in connection with the Trust’s membership in investment company organizations; and such non-recurring expenses as may arise, including actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify its Trustees and officers with respect thereto.

5.

Recordkeeping and Other Information. AAM shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including, but not limited to, records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, relating to the various services performed by it and not otherwise created and maintained by another party pursuant to a contract with the Trust. All records shall be the property of the Trust at all times and shall be available for inspection and use by the Trust. Where applicable, such records shall be maintained by AAM for the periods and in the places required by Rule 31 a-2 under the 1940 Act.

6.

Audit, Inspection and Visitation. AAM shall make available during regular business hours all records and other data created and maintained pursuant to this Agreement for reasonable audit and inspection by the Trust, or any other person retained by it. Upon reasonable notice by the Trust, AAM shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visitation by the Trust or any person retained by it.

7.

Compliance With Governmental Rules And Regu1ations. Except as otherwise provided herein, the Trust assumes full responsibility for ensuring that the Trust complies with all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, and the rules thereunder, and any other applicable laws, rules and regulations; provided, however, that all services performed by AAM hereunder, to the extent governed by any such laws, shall be rendered in compliance with the terms thereof.

8.

Compensation. The Trust shall pay to AAM as compensation for its services rendered hereunder the annual fee set forth in Schedule A; provided, however, that AAM (or its designee) shall reimburse the Trust for such payment to the extent of any applicable formal or informal expense limitation agreement. The fee shall be calculated and accrued daily, and paid monthly. The Trust shall also reimburse AAM for its out-of-pocket expenses related to the performance of its duties hereunder, including, without limitation, telecommunications charges, postage and delivery services, record retention costs, reproduction charges, Trustee supplies, and traveling and lodging expenses incurred by officers and employees of AAM. The Trust shall pay AAM’s monthly invoices for administration fees and out-of-pocket expenses on the first business day following the respective month end. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Trust shall pay to AAM an administration fee that is prorated for that part of the month in which this Agreement is in effect. All rights of compensation and reimbursement under this Agreement for services performed by AAM as of the termination date shall survive the termination of this Agreement.

9.

Appointment Of Agents. AAM may at any time or times in its discretion appoint (and may at any time remove) other parties as its agent to carry out such provisions of this Agreement as AAM may from time to time direct; provided, however, that the appointment of any such agent shall not relieve AAM of any of its responsibilities or liabilities hereunder, and further provided that AAM shall be liable to the Trust for any loss to either of them arising out of the actions of such other parties unless such actions are taken in good faith and with due diligence, and do not involve either negligence or willful misconduct by such party.

10.

Use Of Administrator’s Name. The Trust shall not use the name of AAM or any of its affiliates in the Prospectuses, Statements of Additional Information, sales literature or other material relating to the Trust in a manner not approved prior thereto in writing by AAM; provided, however, that during the term hereof AAM shall approve all uses of its and its affiliates’ names that merely refer in accurate terms to their appointments hereunder or that are required by the Securities and Exchange Commission (the “SEC”) or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

11.

Use Of Name of Trust. Neither AAM nor any of its affiliates shall use the name of the Trust or Funds or material relating to any of them on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto in writing by the Trust; provided, however, that during the term hereof the Trust shall approve all uses of its name or the name of the Fund that merely refers in accurate terms to the appointment of AAM hereunder or that are required by the SEC or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

12.

Liability Of AAM. The duties of AAM shall be limited to those expressly set forth herein, and no implied duties are assumed by or may be asserted against AAM hereunder. AAM may, in connection with this Agreement, employ agents or attorneys in fact, and shall be liable for their conduct in accordance with the provisions of Section 9 hereof. With respect to its own conduct, AAM shall not be liable for any loss arising out of or in connection with its actions under this Agreement so long as it acts in good faith and with due diligence, and is not negligent or guilty of any willful misconduct. With the prior approval of the Trust (except with respect to routine matters when such prior approval shall not be required), AAM may consult counsel to the Trust or the Trust’s independent public accountants or other experts with respect to any matter arising in connection with AAM’s duties, and AAM shall not be liable for any action taken or omitted by AAM in good faith in reliance on the oral or written instruction of such counsel, independent public accountants or other experts. AAM shall not be liable for any action taken or omitted by AAM in reliance on the oral or written instruction, authorization, approval or information provided to AAM by any person reasonably believed by AAM to be authorized by the Trust to give such instruction, authorization, approval or information. AAM shall not be liable or responsible for any acts or omissions of any predecessor administrator or any other persons having responsibility for matters to which this Agreement relates prior to the effective date of this Agreement nor shall AAM be responsible for reviewing any such acts or omissions. Any person, even though also an officer, director, employee or agent of AAM or any of its affiliates, who may be or become an officer or Trustee of the Trust, shall be deemed, when rendering services to the Trust as such officer or Trustee, to be rendering such services to or acting solely for the Trust and not as an officer, director, employee or agent or one under the control or direction of AAM or any of its affiliates, even though paid by one of those entities.

13.

Indemnification. (a) The Trust hereby agrees to indemnify and hold harmless AAM from and against any and all claims, demands, expenses (including attorney’s fees) and liabilities whether with or without basis in fact or law, of any and every nature which AAM may sustain or incur or which may be asserted against AAM by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by AAM in good faith reliance upon any instrument, order or communication believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the oral instruction or written instruction of an authorized person of the Trust or upon the opinion of legal counsel for the Trust or its own counsel; or (ii) any action taken or permitted to be taken by AAM in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. However, indemnification hereunder shall not apply to actions or omissions of AAM or its directors, officers, employees, or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder. The right to indemnity hereunder shall include the right to advancement of defense expenses in the event of any pending or threatened litigation; provided, however, that AAM shall agree that any advancement of expenses shall be returned to the Trust if it is ultimately determined by an administrative or judicial tribunal that the expenses (and related liability, if any) resulted from AAM’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

AAM shall give prompt written notice to the Trust of a written assertion or claim of any threatened or pending legal proceeding which may be subject to indemnity under this Section; provided, however, that AAM’s inadvertent failure to notify the Trust of such threatened or pending legal proceeding shall not operate to relieve the Trust of any liability arising hereunder. The Trust shall be entitled, if it so elects, to assume the defense of any claim subject to this Indemnity and such defense shall be conducted by counsel chosen by the

Trust with notice to AAM. In the event that the Trust elects to assume the defense of any claim pursuant to the preceding sentence, or in the event that AAM determines for any other reason to engage its own counsel, AAM shall bear the fees and expenses of counsel retained by it. If the Trust does not elect to assume the defense of a claim, the Trust shall advance or reimburse AAM, at the election of AAM, reasonable fees and expenses of any counsel retained by AAM, including reasonable investigation costs.

(b) AAM hereby agrees to indemnify and hold harmless the Trust from and against all claims, demands, expenses (including attorney’s fees) and liabilities, whether with or without basis in fact or law, of any and every nature which the Trust may sustain or incur or which may be asserted against either of them by any person by reason of, or as a result of, any action taken or omitted to be taken by AAM or any of its directors, officers, employees or agents, to the extent that such action was the result of its or their negligence, willful misconduct, bad faith or reckless disregard of duties hereunder. The right to indemnity hereunder shall include the right to advancement of defense expenses in the event of any pending or threatened litigation.

The Trust shall give prompt written notice to AAM of a written assertion or claim of any threatened or pending legal proceeding which may be subject to indemnity under this Section; provided, however, that any inadvertent failure to notify AAM of such written assertion or claim shall not operate to relieve AAM of any liability arising hereunder. AAM shall be entitled, if it so elects, to assume the defense of any suit brought to enforce a claim subject to this Indemnity, and such defense shall be conducted by counsel chosen by AAM with notice to the Trust. In the event that AAM elects to assume the defense of any claim pursuant to the preceding sentence, or in the event that AAM determines for any other reason to engage its own counsel, the Trust shall bear the fees and expenses of additional counsel retained by it. If AAM does not elect to assume the defense of a claim, AAM shall advance or reimburse the Trust, at the election of such party, reasonable fees and expenses of any counsel retained by them, including reasonable investigation costs.

14.

Scope Of Duties. AAM and the Trust shall regularly consult with each other regarding AAM’s performance of its obligations and its compensation under the foregoing provisions. In connection therewith, the Trust shall submit to AAM at a reasonable time in advance of filing with the SEC copies of any amended or supplemented Registration Statement of the Trust (including exhibits) under the 1940 Act and the 1933 Act, and, at a reasonable time in advance of their proposed use, copies of any amended or supplemented forms relating to any plan, program or service offered by the Trust. Any change in such materials that would require any change in AAM’s obligations under the foregoing provisions shall be subject to AAM’s approval. AAM shall have no obligation to perform any additional obligations unless requested to do so by the Trust. In the event that AAM or the Trust requests that AAM perform services representing a material increase in AAM’s obligations hereunder, and AAM agrees to do so, AAM shall be entitled to receive reasonable compensation.

15.

Duration. This Agreement shall become effective on the date first written above and shall continue in force for one year from that date, provided, however, that if during such one year term AAM no longer serves as investment adviser to any fund this Agreement will automatically terminate, as of the date of the termination of such advisory agreement, and this Agreement may be amended to add any successor investment adviser as a party hereto with the agreement of the remaining parties (the “Initial Term”). Thereafter, this Agreement shall continue in force from year to year (each a “Successive Term”), provided continuance after the Initial Term is approved at least annually by (i) the vote of a majority of the Trustees of the Trust and (ii) the vote of a majority of those Trustees of the Trust who are not “interested persons” of the Trust, and who are not parties to this Agreement or “interested persons” of any such party, cast at a meeting called for the purpose of voting on the approval, and (iii) by an appropriate officer of AAM.

16.

Termination. This Agreement shall terminate as follows:

a.

This Agreement shall terminate automatically in the event of its assignment.

b.

Either the Trust or AAM may terminate this Agreement without penalty prior to the commencement of any Successive Term by providing to the other parties 90 days prior written notice of such termination.

c.

Any party (the “terminating party”) may immediately terminate this Agreement during the Initial Term or any Successive Term in the event of a material breach of this Agreement by the other party (the “breaching party”), provided that the terminating party has given to the breaching party notice of such breach, and the breaching party has not remedied such breach within 45 days after receipt of such notice.

Upon the termination of this Agreement, the Trust shall pay to AAM such compensation and out-of-pocket expenses as may be payable for the period prior to the effective date of such termination. In the event that the Trust designates a successor to any of AAM’s obligations hereunder, AAM shall, at the expense and direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by AAM under the foregoing provisions. Sections 4, 8, 10, 11, 12, 13, 16, 17, 21, 22, 23, 24 and 25 shall survive any termination of this Agreement.

17.

Force Majeure. AAM shall not be liable for any delays or errors in the performance of its obligations hereunder occurring by reason of circumstances not reasonably foreseeable and beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot or failure of communications or power supply. In the event of equipment breakdowns which are beyond the reasonable control of AAM, and not primarily attributable to the failure of AAM to reasonably maintain or provide for the maintenance of such equipment, AAM shall, at no additional expense to the Trust, take reasonable steps in good faith to minimize service interruptions, but shall have no liability with respect thereto.

18.

Amendment. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by AAM or the Trust.

19.

Non-Exclusive Services. The types of administrative services rendered by AAM hereunder are not exclusive. AAM may render such services to any other investment company and have other businesses and interests.

20.

Definitions. As used in this Agreement, the terms “assignment” and “interested person” shall have the respective meanings set forth in the 1940 Act and the rules enacted thereunder as now in effect or hereafter amended.

21.

Privacy Policy. It is the policy of AAM to maintain the security and privacy of all non-public personal information it collects on its clients and/or its clients’ shareholders. Personal information that we collect may include: name, address, phone number, social security number/tax identification number, and date of birth, which may be received on or in applications or other forms, correspondence, or conversations. AAM restricts access to non-public personal information to those persons who require such information to provide service to AAM’s clients and/or client shareholders and does not sell, nor make available, personally identifiable client and/or client shareholder information to non-affiliated parties.

AAM shall treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and prior, present or potential shareholders and shall not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except as may be required by administrative or judicial tribunals or as requested by the Trust.

22.

Notice. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section 22 as promptly as practicable thereafter). Notices shall be addressed as follows:

(a)

if to the Trust:

Azzad Funds

8000 Town Centre Dr. Ste 400

Broadview Heights, OH 44147

(b)

if to AAM:

Azzad Asset Management, Inc.

3141 Fairview Park Dr. Suite 355

Falls Church, VA 22042

Attn:

Bashar Qasem

or to such other respective addresses as the parties shall designate by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

23. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

24. Governing Law. This Agreement shall be administered, construed and enforced in accordance with the laws of the State of Virginia to the extent that such laws are not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time.

25. Entire Agreement. This Agreement (including the Exhibits attached hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto.

26. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction. This Agreement may be executed in three counterparts, each of which taken together shall constitute one and the same instrument.

1N WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

AZZAD FUNDS

By: /s/Syed Raheemullah

August 15, 2023

Trustee

Date

AZZAD ASSET MANAGEMENT, INC.

By: /s/Bashar Qasem

August 15, 2023

President

                                                            Date

Azzad Asset Management

AZZAD FUNDS

SCHEDULE B

August 15, 2023

Administrative Services

1.

Provide overall day-to-day Trust administrative management, including coordination of investment adviser,

custodian, transfer agency, distribution, and pricing and accounting activities;

2.

Assist the Trust and Trust counsel with the design and development of the Trust, including investment objectives, policies and structure of new Trusts;

3.

Assist Trust counsel in the preparation and filing with the SEC of Registration Statements, Prospectuses, Statements of Additional Information, and proxy materials;

4.

Prepare and file such reports, applications and documents as may be necessary or desirable to register the Funds’ shares with the Federal and state securities authorities, and monitor the sale of Fund shares for compliance with Federal and state securities laws;

5.

Prepare and file Annual and Semi-Annual Report on Form N-SAR;

6.

Prepare and file reports to shareholders, including the annual and semi annual reports, and coordinate mailing Prospectuses, notices, proxy statements, proxies and other reports to shareholders;

7.

Assist with layout and printing of shareholder communications, including Prospectuses and reports to shareholders;

8.

Administer contracts on behalf of the Trust with, among others, the advisor, custodian, transfer agent/shareholder servicing agent, distributor, and accounting services agent;

9.

Coordinate the representations of outside legal counsel and independent public accountants to the Trust;

10.

Assist the Trust in obtaining fidelity bond and trustees and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 1 7g- 1 and 1 7d- 1(7) under the 1940 Act, as such bonds and policies are approved by the Trust’s Board of Trustees;

11.

Prepare and maintain materials for trustees/management meetings including, agendas, attendance records and minute books;

12.

Coordinate shareholder meetings, including assisting Trust counsel in preparation of minutes, preparation of proxy materials, and tabulation of results;

13.

Monitor and pay Trust bills, maintain Trust budget and report budget expenses and variances to Trust management;

14.

Monitor the Trust’s compliance with the investment restrictions and limitations imposed by the 1940 Act and state Blue Sky laws and applicable regulations thereunder, the fundamental and non-fundamental investment policies and limitations set forth in the Trust’s Prospectuses and Statement of Additional Information, and the investment restrictions and limitations necessary for the Fund to qualify as a regulated investment company- under Subchapter M of the Internal Revenue Code of 1986, as amended, or any successor statute;

Azzad Asset Management, Inc.

AZZAD FUNDS

SCHEDULE B-continued

August 15, 2023

Administrative Services

15.

Prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders;

16.

Provide personnel to serve as officers of the Trust if so elected by the Board of Trustees of the Trust, and the Trust provides coverage for said officers under the Trust’s Trustees and Officers and Errors and Omissions insurance;

17.

Provide other administrative services as may be agreed from time to time in writing by the Trust;

18.

Prepare and file the Trust’s annual report pursuant to Rule 24f-2 of the Investment Company Act of 1940, as amended, with the assistance of Trust counsel.